As filed with the Securities and Exchange Commission on September 21, 2005
                                                         Reg. No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                    -----------------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       -----------------------------------
                         WPCS International Incorporated
             (Exact name of registrant as specified in its charter)

             Delaware                                        98-0204758
  (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                        identification No.)

                             One East Uwchlan Avenue
                                    Suite 301
                                 Exton, PA 19341
               (Address of principal executive offices) (Zip Code)
                ------------------------------------------------

                         2002 EMPLOYEE STOCK OPTION PLAN
                            2006 INCENTIVE STOCK PLAN
                              (Full title of plan)
                        --------------------------------

                     Andrew Hidalgo, Chief Executive Officer
                         WPCS INTERNATIONAL INCORPORATED

                             One East Uwchlan Avenue
                                    Suite 301
                                 Exton, PA 19341
                     (Name and address of agent for service)

                                 (610) 903-0400
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                 Proposed maximum     Proposed maximum
Title of securities          Amount to be        offering price       Aggregate offering    Amount of
to be registered             Registered          per share*           Price                 Registration fee
----------------------- --------------------- -------------------- --------------------- --------------------

Common Stock                   795,417                   $7.025          $5,587,804.43       $657.68
($.0001 par value)
----------------------- --------------------- -------------------- --------------------- --------------------

* Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the high and low selling prices per share of Common Stock of WPCS International Incorporated on September 20, 2005.

Prospectus

                         WPCS INTERNATIONAL INCORPORATED

                         795,417 SHARES OF COMMON STOCK

                            issuable pursuant to the

                       2002 EMPLOYEE STOCK OPTION PLAN AND

                            2006 INCENTIVE STOCK PLAN

     This prospectus relates to the sale of up to 795,417 shares of common stock of WPCS International Incorporated, including 395,417 shares of common stock issuable in connection with our 2002 Employee Stock Option Plan and 400,000 shares of common stock issuable in connection with our 2006 Incentive Stock Plan. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of
Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders. Each of the selling stockholders may be deemed to be an "underwriter," as such term is defined in the Securities Act of 1933.

     Our common stock trades on the Nasdaq SmallCap Market under the symbol "WPCS." On September 20, 2005, the closing sale price of the common stock was $7.00 share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is September 21, 2005.

                                TABLE OF CONTENTS

                                                                                                 PAGE

Prospectus Summary                                                                               4
Risk Factors                                                                                     5
Selling Stockholders                                                                             8
Plan of Distribution                                                                             12
Disclosure of Commission Position on Indemnification For Securities Act Liabilities              13
Available Information                                                                            14
Incorporation of Certain Documents by Reference                                                  15
Interests of Named Experts and Counsel                                                           15



                               PROSPECTUS SUMMARY

GENERAL OVERVIEW

Summary
-------

     WPCS International Incorporated is an engineering company that focuses on the implementation requirements of wireless technology and specialty communication systems. We provide a range of services including site design, product integration, security, structured cabling, construction and project management. These projects may require the integration of multiple communication components and engineering services in order to complete the customer's requirements for the deployment of a wireless or specialty communication system. We have an extensive customer base that includes many major corporations, government entities and educational institutions in two segments. We generate our revenue by providing engineering services that focus on wireless technology and specialty communication systems. We have two reportable segments, specialty communication systems and wireless infrastructure services.

     WPCS is a complete project engineering company with design and build capabilities. We have certified engineers and project managers that are capable of providing services that take advantage of today's technology while looking forward to tomorrow's emerging technologies. We have designed and implemented unique specialty communication systems for public safety, healthcare, homeland security, hospitality services and gaming applications that have improved not only communication capability, but also the customer's productivity. WPCS maintains a union and non-union workforce that is trained and certified in OSHA safety parameters and all regulations pertaining to communications deployment. We are also equipped to offer the following standard services: wireless distribution systems, RCDD design, network integration, video security, fiber optic cabling, telecommunication systems, audio/visual systems, construction and trenching.

     Wireless infrastructure services include the internal and external design and installation of a wireless solution to support data, voice or video transmission between two or more points without the utilization of landline infrastructure. Wireless infrastructure services includes radio frequency engineering, site survey and design to determine terrain status and where mounting and alignment will occur and spectrum analysis to study the performance of licensed and unlicensed frequencies for a specific area. Also, we mount and align equipment and integrate the products into one system, and finally test, document and support the installation. We also provide network security, training and technical support.

     Our principal offices are located at One East Uwchlan Avenue, Suite 301, Exton, PA 19341. Our telephone number is (610) 903-0400. We are a Delaware corporation.

THE OFFERING


Shares of common stock outstanding prior to this offering....................... 3,883,885

Shares offered in this prospectus...............................................   795,417

Total shares outstanding after this offering ................................... 4,679,302

Use of proceeds ................................................................ We will not receive any proceeds  from the sale of
                                                                                 the  shares  of  common  stock   offered  in  this
                                                                                 prospectus;  provided,  however,  we  may  receive
                                                                                 funds upon  exercise of stock options that will be
                                                                                 utilized for working capital.

RISK FACTORS

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO GROW OUR BUSINESS. WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING.

     Our ability to grow depends significantly on our ability to expand our operations through internal growth and by acquiring other companies or assets that require significant capital resources. We may need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies such as:


     o    shortfalls in anticipated revenues or increases in expenses;

     o    the development of new services; or

     o    the  expansion  of  our  operations,   including  the  recruitment  of
          additional personnel.


     We cannot be certain that we will be able to raise additional capital in the future on terms acceptable to us or at all. If alternative sources of financing are insufficient or unavailable, we may be required to modify our growth and operating plans in accordance with the extent of available financing.

OUR SUCCESS IS DEPENDENT ON GROWTH IN THE DEPLOYMENT OF WIRELESS NETWORKS, AND TO THE EXTENT THAT SUCH GROWTH SLOWS DOWN, OUR BUSINESS MAY BE HARMED.

     The wireless industry has historically experienced a dramatic rate of growth both in the United States and internationally. Recently, however, many end users have been re-evaluating their network deployment plans in response to downturns in the capital markets, changing perceptions regarding industry growth, the adoption of new wireless technologies, increased price competition and a general economic slowdown in the United States and internationally. It is difficult to predict whether these changes will result in a downturn in the wireless industry. If the rate of growth should slow down and end users continue to reduce their capital investments in wireless infrastructure or fail to expand their networks, our operating results may decline which could cause a decline in our profits.

     The uncertainty associated with rapidly changing wireless technologies may also continue to negatively impact the rate of deployment of wireless networks and the demand for our services. End users face significant challenges in assessing their bandwidth demands and in acceptance of rapidly changing enhanced wireless capabilities. If end users continue to perceive that the rate of acceptance of next generation wireless products will grow more slowly than previously expected, they may, as a result, continue to slow their deployment of next generation wireless technologies. Any significant slowdown will reduce the demand for our services and would result in negative net growth, net losses, and potentially a reduction in our business operations.

THE INCREASE OF SERVICES OFFERED BY EQUIPMENT VENDORS COULD CAUSE A REDUCTION IN DEMAND FOR OUR SERVICES.

     Recently, the wireless equipment vendors have increased the services they offer for their technology. This activity and the potential continuing trend towards offering services may lead to a greater ability among equipment vendors to provide a comprehensive range of wireless services, and may simplify integration and installation, which could lead to a reduction in demand for our services. Moreover, by offering certain services to end users, equipment vendors could reduce the number of our current or potential customers and increase the bargaining power of our remaining customers, which may result in a decline in our net revenue and profits.

OUR QUARTERLY RESULTS FLUCTUATE AND MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period to period comparisons of our results of operations are not a good indication of our future performance. A number of factors, many of which are outside of our control, are likely to cause these fluctuations.


     The factors outside of our control include:

     o    Wireless market conditions and economic conditions generally;

     o    Timing and volume of customers' specialty communication projects;

     o    The timing and size of wireless deployments by end users;

     o    Fluctuations in demand for our services;

     o    Changes in our mix of customers' projects and business activities;

     o    The length of sales cycles;

     o Adverse weather conditions, particularly during the winter season, could effect our ability to render specialty communication services in certain regions of the United States;

     o The ability of certain customers to sustain capital resources to pay their trade accounts receivable balances;

     o    Reductions in the prices of services offered by our competitors; and

     o    Costs of integrating technologies or businesses that we add.


     The factors substantially within our control include:


     o Changes in the actual and estimated costs and time to complete fixed-price, time-certain projects that may result in revenue adjustments for contracts where revenue is recognized under the percentage of completion method;

     o The timing of expansion into new markets, both domestically and internationally;

     o    Costs incurred to support internal growth and acquisitions;

     o    Fluctuations in operating results caused by acquisitions; and

     o    The timing and payments associated with possible acquisitions.

     Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

FAILURE TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES COULD RESULT IN DECREASED REVENUES.

     The market for our services is characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a substantial portion of our revenues from creating wireless networks that are based upon today's leading technologies and that are capable of adapting to future technologies. As a result, our success will depend, in part, on our ability to develop and market service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.

FAILURE TO PROPERLY MANAGE PROJECTS MAY RESULT IN COSTS OR CLAIMS.

     Our engagements often involve large scale, highly complex projects involving wireless networks and specialty communication systems utilizing leading technology. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and our own personnel, in a timely manner. Any defects or errors or failure to meet clients' expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the network will achieve certain performance standards. As a result, we often have to make judgments concerning time and labor costs. If the project or network experiences a performance problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we miscalculate the resources or time we need to complete a project with capped or fixed fees, our operating results could seriously decline.

POTENTIAL FUTURE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS.

     Since November 13, 2002, we have acquired five companies and we intend to further expand our operations through targeted, strategic acquisitions over time. This may require significant management time and financial resources because we may need to integrate widely dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities. Although we currently only have operations within the United States, if we were to acquire an international operation; we will face additional risks, including:

     o difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;

     o    different or conflicting regulatory or legal requirements;

     o    foreign currency fluctuations; and

     o    diversion of significant time and attention of our management.

                              SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders upon exercise of stock options, if any. We will not receive any proceeds from the resale of the common stock by the selling stockholders; provided, however, we may receive funds if the stock options are exercised on a cash basis, which such funds, if any, will be utilized for working capital.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                 SHARES BENEFICIALLY OWNED                                  SHARES BENEFICIALLY OWNED
                                    PRIOR TO THE OFFERING                                       AFTER THE OFFERING
                           ------------------------------------                    ------------------------------------
                                                                        TOTAL
NAME                             NUMBER            PERCENT         SHARES OFFERED        NUMBER             PERCENT
----------------------     ----------------- ------------------  ----------------- -----------------  -----------------
Brent Appleton (1)                   125                *               125                 0                    *
Robert Appleton (1)                  250                *               250                 0                    *
Marilyn Auch (1)                   1,000                *             1,000                 0                    *
Kathy Barnes (1)                   1,084                *             1,084                 0                    *
Jennene Baxley (1)                 1,000                *             1,000                 0                    *
Jason Borrero  (1)                   125                *               125                 0                    *
Thomas Branella (1)                  167                *               167                 0                    *
Ed Brennan (1)                       250                *               250                 0                    *
Joseph Burd (1)                    1,000                *             1,000                 0                    *
Francis Calcagno (2)               1,250                *             1,250                 0                    *
Michael Caponi (1)                 2,167                *             2,167                 0                    *
Frank Clarici  (1)                   250                *               250                 0                    *
Christian Clumpus (1)                125                *               125                 0                    *
Mike Cohn  (1)                       834                *               834                 0                    *
Dan Conrad  (1)                    1,000                *             1,000                 0                    *
Dick Cottrell  (1)                   500                *               500                 0                    *
Jonathan Cox (1)                     334                *               334                 0                    *
Ronald Cox (1)                       334                *               334                 0                    *
John Daddario (1)                    167                *               167                 0                    *
John F. Doss (2)                   1,250                *             1,250                 0                    *
John R. Doss (2)                  35,186                *            16,667            18,519                    *
Norm Dumbroff (4)                 75,002            1.93%             4,168            70,834                1.51%
Cheri Edwards (1)                    353                *               353                 0                    *
Tony Elmore (1)                      500                *               500                 0                    *
Marilyn Engelking (1)              2,084                *             2,084                 0                    *
Barry R. Evans (1)                   300                *               300                 0                    *


                                       8

Tammy Evans (1)                    5,001                *             5,001                 0                    *
Richard Fann (1)                   7,334                *             7,334                 0                    *
Brian Foehl (1)                      500                *               500                 0                    *
Brian Fortier (1)                  5,000                *             5,000                 0                    *
Lynette Gamenara (1)               1,918                *             1,918                 0                    *
Richard Goldberg  (1)                500                *               500                 0                    *
Kevin Gove (1)                       928                *               928                 0                    *
Gary Haas (1)                        500                *               500                 0                    *
Michael Haas (1)                     334                *               334                 0                    *
Matthew Haber (1)                  5,000                *             5,000                 0                    *
Robert Haber (1)                     417                *               417                 0                    *
Robert Haber Jr. (1)               1,000                *             1,000                 0                    *
Tim Headrick (1)                   2,084                *             2,084                 0                    *
Joseph Heater (3)                 68,334            1.73%            68,334                 0                    *
Neil Hebenton (4)                  6,252                *             6,252                 0                    *
Todd Heinemeyer (1)                1,000                *             1,000                 0                    *
James J. Heinz (3)                69,524            1.79%            10,000            59,524                1.27%
Andrew Hidalgo (3) (4)           425,626           10.54%           146,409           279,217                5.96%
Dean Hydos (1)                       334                *               334                 0                    *
William B. Johnson (1)               200                *               200                 0                    *
Edward Jones (1)                     513                *               513                 0                    *
Maria Juarez (1)                   1,918                *             1,918                 0                    *
Michael Kerwick (1)                1,000                *             1,000                 0                    *
Jason Kessler (1)                    125                *               125                 0                    *
Sharon Kraus  (1)                  1,625                *             1,625                 0                    *
Kenneth Lamastra (1)                 334                *               334                 0                    *
Charles Liedy (1)                    334                *               334                 0                    *
Carol Lindley (1)                  2,250                *             2,250                 0                    *
Steven Little (1)                    167                *               167                 0                    *
Glenn Littman (1)                    334                *               334                 0                    *
Roberta Lo Schiavo (1)             1,250                *             1,250                 0                    *
Charles Madenford (1)              4,584                *             4,584                 0                    *
Amy McCoy (1)                      5,000                *             5,000                 0                    *
Richard McGowan (1)                  334                *               334                 0                    *
Kevin Murphy (2)                   1,250                *             1,250                 0                    *
Virginia Naples (1)                  167                *               167                 0                    *
Jeff O'Brien (1)                   2,167                *             2,167                 0                    *
Phil Payne (1)                       500                *               500                 0                    *
Eric Petersen (1)                    209                *               209                 0                    *


                                       9

Wayne Price (1)                      792                *               792                 0                    *
Jorge Rey-Prada (1)                1,000                *             1,000                 0                    *
Margie Rieche (1)                    250                *               250                 0                    *
Joshua Roberson (1)                  700                *               700                 0                    *
Lester Roberson (1)                  842                *               842                 0                    *
Stephanie Romacker (1)             1,084                *             1,084                 0                    *
Richard Schubiger (3)             10,000                *            10,000                 0                    *
Andrew Shoffner (1)                5,417                *             4,167             1,250                    *
Anthony Simone (1)                   334                *               334                 0                    *
Joseph Simone (1)                    250                *               250                 0                    *
Gary Smith (1)                       269                *               269                 0                    *
Linda Spering (1)                  1,250                *             1,250                 0                    *
Heather Tocket (1)                 2,500                *             2,500                 0                    *
Timothy Treshock (1)                 167                *               167                 0                    *
Cathie Tricinelli (1)                 84                *                84                 0                    *
Antonio Vazquez (1)                  209                *               209                 0                    *
Louis Vogel (2)                      167                *               167                 0                    *
Donald Walker (3)                 32,721                *            16,667            16,054                    *
Gary Walker (1) (4)               96,315            2.47%            18,751            77,564                1.66%
Wayne Watkins (1)                    125                *               125                 0                    *
William Whitehead (4)             10,419                *            10,419                 0                    *
James W. Wright (1)                  500                *               500                 0                    *
Steve Yerkey (1)                     500                *               500                 0                    *


          * Less than one percent.

          The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. Shares owned prior to the offering include the shares issuable upon exercise of the options set forth in the "Total Shares Offered" column. The above percentages are based on 3,883,885 shares of common stock outstanding prior to the offering and 4,679,302 shares of common stock outstanding after the offering.

          Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them. Percentages are based upon the assumption that each shareholder has exercised all of the currently exercisable options he or she owns which are currently exercisable or exercisable within 60 days and that no other shareholder has exercised any options he or she owns. The address of each of the above selling shareholders is c/o WPCS International Incorporated, One East Uwchlan Avenue, Suite 301, Exton, PA 19341.

     (1) An employee of the Company.

     (2) A consultant of the Company.

     (3) An officer of the Company.

     (4) A director of the Company.

                              PLAN OF DISTRIBUTION

     Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof

                      INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

The following documents filed with the SEC are incorporated herein by reference:

     o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on July 29, 2005, which is hereby incorporated by reference.

     o Reference is made to the Registrant's definitive proxy statement on Form 14A, as filed with the SEC on August 11, 2005, which is hereby incorporated by reference.

     o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on September 14, 2005, which is hereby incorporated by reference.

     o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on September 14, 2005, which is hereby incorporated by reference.

     We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to Joseph Heater, Chief Financial Officer, WPCS International Incorporated, One East Uwchlan Avenue, Suite 301, Exton, PA 19341.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, a director or officer of our company shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate the right of our company and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     ADDITIONAL INFORMATION AVAILABLE TO YOU

     This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 100 F Street, NE, Washington, D.C. 20549, upon payment of certain fees. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on the Nasdaq SmallCap Stock Market.

     No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.



                            -------------------------
                             SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 ---------------

                               September 21, 2005

PART I

ITEM 1. PLAN INFORMATION.

     The documents containing the information specified in Item 1 will be sent or given to participants in the Registrant's 2002 Employee Stock Option Plan and 2006 Incentive Stock Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION, 2002 EMPLOYEE STOCK OPTION PLAN INFORMATION AND 2006 INCENTIVE STOCK PLAN INFORMATION.

     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) or additional information about the 2002 Employee Stock Option Plan or 2006 Incentive Stock Plan are available without charge by contacting:

Joseph Heater, Chief Financial Officer
WPCS International Incorporated
One East Uwchlan Avenue
Suite 301
Exton, PA 19341

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

     o Reference is made to the Registrant's annual report on Form 10-KSB, as filed with the SEC on July 29, 2005, which is hereby incorporated by reference.

     o Reference is made to the Registrant's definitive proxy statement on Form 14A, as filed with the SEC on August 11, 2005, which is hereby incorporated by reference.

     o Reference is made to the Registrant's current report on Form 8-K, as filed with the SEC on September 14, 2005, which is hereby incorporated by reference.

     o Reference is made to the Registrant's quarterly report on Form 10-QSB, as filed with the SEC on September 14, 2005, which is hereby incorporated by reference.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

     Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        None.


ITEM 8. EXHIBITS.


EXHIBIT
NUMBER    EXHIBIT
------    -------

4.1 2002 Employee Stock Option Plan, filed as an exhibit to the annual report on Form 10-KSB, filed with the Securities and Exchange Commission on August 14, 2003 and incorporated herein by reference.

4.2       2006 Incentive Stock Plan

5.1       Opinion of Sichenzia Ross Friedman Ference LLP

23.1      Consent of J.H.Cohn LLP, Independent Registered Public Accounting Firm

23.2      Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit
          5.1.

ITEM 9. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of an amendment to a filing on Form S-8 and authorized this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania on September 21, 2005.


                         WPCS INTERNATIONAL INCORPORATED

                                /s/ ANDREW HIDALGO
                                -------------------------------------
                                Andrew Hidalgo
                                Chief Executive Officer (Principal
                                Executive Officer) and Director

                                /s/ JOSEPH HEATER
                                -------------------------------------
                                Joseph Heater
                                Chief Financial Officer (Principal
                                Accounting and Financial Officer)


     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities stated, on September 21, 2005.

                                /s/ ANDREW HIDALGO
                                -------------------------------------
                                Andrew Hidalgo
                                Chief Executive Officer
                                (Principal Executive Officer) and Director

                                /s/ JOSEPH HEATER
                                -------------------------------------
                                Joseph Heater
                                Chief Financial Officer
                                (Principal Accounting and Financial Officer)


                                --------------------------------------
                                Norm Dumbroff
                                Director


                                -------------------------------------
                                Neil Hebenton
                                Director

                                /s/ GARY WALKER
                                -------------------------------------
                                Gary Walker
                                Director

                                /s/ WILLIAM WHITEHEAD
                                -------------------------------------
                                William Whitehead
                                Director